STRICTLY CONFIDENTIAL
WITHOUT PREJUDICE

August 29, 2016

Heleen Francoise Kist
48 Glencairn Drive,
Glasgow, Scotland G41 4PR

Dear Mrs. Kist;

This is to advise you that further to that certain service agreement originally dated November 7, 2014 by and between HCI Viocare Clinics UK Limited (formerly WD Spence Prosthetics Limited) (the “Company”), and Addendum no. 1 thereto executed on October 15, 2015, herein collectively referred to as “the Service Agreement”, your employment will terminate effective, August 30, 2016, being the end to your requested period of unpaid leave that began on July 31, 2016.

Details of your resignation from the Company are outlined in the attached Termination Agreement (Appendix “A”). Your acceptance of the Termination Agreement as attached hereto will be required no later than August 30, 2016 in order for you to receive compensation set out therein.

We would also like to take this opportunity to remind you that, notwithstanding the termination of your employment with the Company, certain of your obligations under your Service Agreement and other agreements that you may have signed during your employment with the Company continue. These obligations include, but may not be limited to, obligations of confidentiality and obligations relating to any intellectual property to which you may have contributed while employed by the Company.

If you have any questions concerning the information contained in this letter, please contact me directly.

Yours sincerely,

Sotirios Leontaritis
HCI Viocare Clinics UK Limited

 I, Heleen Francoise Kist, hereby accept the terms set out in Appendix “A”, in full and final satisfaction of any claims that I may have.

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Signature                                                                                                           Date

APPENDIX A

Termination of the Services Agreement dated November 9th, 2014 and its Addendum No. 1 dated October 15th, 2015 (the “Service Agreement”) signed Between HCI Viocare Clinics UK Limited and Heleen Francoise Kist

This Agreement confirms the circumstances surrounding the termination of your employment with HCI Viocare Clinics UK Limited hereinafter referred to as the “Company””.

1. Termination Date
Your employment with the Company will terminate effective August 30, 2016.

2. Additional Payment

In addition to the above items and conditional upon the signing and returning of the attached Full and Final Release, the Company is pleased to provide you with the following:
HCI Viocare (“VICA”), a company duly incorporated under the laws of the State of Nevada and the sole shareholder of the Company, will repurchase a total of Seven Hundred Thousand (700,000) shares of VICA at a purchase price of $0.02 per share or a total of Fourteen Thousand ($14,000) United States Dollars for return to treasury. The terms of such offer shall be disclosed only as required under applicable US Securities Laws in order for VICA to remain compliant with its reporting obligations to the Securities and Exchange Commission.

3. References
At your request, we will provide you with a letter confirming your employment with the Company according to our usual practices.

4. Return of Company Property
You are required to return all Company property and material in your possession and are not to retain copies of such materials.

5. Release
Any additional payments (above the minimum statutory legislation) is conditional upon you having signed, witnessed, dated and returned the attached copy of this letter and the Release form (Appendix “B”) to Sotirios Leontaritis by August 29, 2016.

6. Resignation
Concurrent with your last date of employment you will provide to the Company a written resignation in form and substance attached hereto with respect to all positions held with the Company, its affiliated entities and/or parent corporation, HCI Viocare.

7. Contractual Obligations
All and any of your contractual obligations stipulated in the Service Agreement for the period after the termination of the Service Agreement remain valid and in full force.

                      APPENDIX B

RELEASE

WHEREAS the undersigned (the “Releasor”) was an employee of HCI Viocare Clinics UK Limited (the “Company”);

AND WHEREAS the Releasor’s employment with the Company according to the provisions of the Services Agreement dated November 9th, 2014 and its Addendum No. 1 dated October 15th, 2015 (the “Service Agreement”) signed Between the Company and the Releasor has been terminated by mutual agreement by the Company and the Releasor,

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the Company’s provision of payments to the Releasor, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Releasor covenants and agrees as follows:

1.  FULL AND FINAL RELEASE

The Releasor does hereby release and forever discharge the Company, its successors, administrators, assigns, affiliates and related companies, and their directors, officers and employees (the “Released Parties”) of and from all actions, causes of action, damages, claims, cross claims and demands whatsoever, (including all damage, loss and injury not now known or anticipated but which may arise in the future and all effects and consequences thereof), however and wherever arising, which the Releasor had, now has, or which the Releasor, its heirs, administrators and assigns or any of them hereafter can, shall or may have in respect of the Releasor’s employment by the Company or the termination thereof.

The Releasor further agrees not to make or continue any claim or take or continue any proceeding against the Released Parties in the United Kingdom or elsewhere in the world, with respect to the employment of the Releasor by the Company or with respect to the termination of the Releasor’s employment.

It is understood and agreed that both this release and any consideration transferred hereunder are deemed to be no admission whatsoever of liability on the part of the Released Parties.

2.  CONFIDENTIALITY UNDERTAKING

The Releasor, intending to be legally bound, hereby further agrees and undertakes to protect in strict confidence, and not to use or disclose, any and all information relating to the terms and the fact of this Release.

It is further understood that the Releasor will continue to be bound by any and all confidentiality agreements signed by the Releasor while in the employ of the Company, and the Releasor recognizes that the full force of penalties and consequences pertaining to the breach of said agreements remain in full force.

3.  BENEFIT OF RELEASE, AGREEMENT AND UNDERTAKING

It is understood and agreed that this Release shall endure to the benefit of the Released Parties and shall be binding on the Releasor, the Releasor’s successors, administrators, assigns, affiliates and related companies.

The Releasor acknowledges that the signing of this Release is not a condition for the Releasor to receive any money to which the Releasor would otherwise be entitled to by operation of statute.

The Releasor herby declares that all and any of her contractual obligations stipulated in the Service Agreement for the period after the termination of the Service Agreement remain valid and in full force.

The Releasor hereby declares that it fully understands the terms of this settlement, has had the opportunity to obtain independent legal representation in connection with this Release and that it voluntarily accepts same for the purpose of making full and final compromise, adjustment and settlement of all claims as aforesaid, whether arising by force of contract, at common law, or under applicable statutes.

IN WITNESS WHEREOF this agreement has been executed before the undersigned witness by the Releasor on the 29th day of August 2016.

SIGNED, SEALED AND DELIVERED
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SIGNED in the presence of	)
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__________________________	)	_____________________________
WITNESS	)	RELEASOR
Name: Grant Nairn	)	Name: Heleen Francoise Kist
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